UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   McNamara, Kevin M
   c/o 2555 Davie Road, Suite 110
   Fort Lauderdale, FL  33317
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   10/29/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   ProxyMed, Inc.
   PILL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Options           |10/29/03 |10/29/12 |Common Stock           |5,000    |$12.54    |D            |                           |
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Stock Options           |10/29/04 |10/29/12 |Common Stock           |5,000    |$12.54    |D            |                           |
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Stock Options           |10/29/05 |10/29/12 |Common Stock           |5,000    |$12.54    |D            |                           |
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Stock Options           |10/29/05*|10/29/12 |Common Stock           |1,875    |$12.54    |D            |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*Vesting will occur in full after 3 years; however, 625 options may be "accelerated" to vest immediately after attendance at each meeting (based upon 4 Board of Directors' Committee meetings per year).
SIGNATURE OF REPORTING PERSON
Kevin M. McNamara
DATE
October 31, 2002